Exhibit 99.1

Tri-S Security Announces Results

For the 4th Quarter and Year Ended December 31, 2007

2008 Revenue revised up to $140-$150 million

ATLANTA – Wednesday, March 26, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the fourth quarter and year ended December 31, 2007. Tri-S provides security services through its two wholly-owned subsidiaries, The Cornwall Group (“Cornwall”) and Paragon Systems, Inc. (“Paragon”).

Fourth Quarter and Year Ended December 31, 2007 and Recent Highlights

•	Revenues increased 13.8% for the quarter and 17.5% for the year, to $23.5 million and $88.9 million, respectively, from a year ago.

•

Gross profit decreased for the quarter and for the year, to $0.8 million and $5.5 million, respectively, from $1.8 million and $7.5 million a year ago, primarily due to start-up costs on new contracts and one-time workers compensation claims totaling $0.8 million for the quarter and $2.8 million for the year.

•	Finalized $25 million asset-based lending agreement.

•	Expect 2008 revenues to range from $140-$150 million, which is an increase of 57%-68%.

•	Awarded $58.0 million contract for Federal facilities in the State of Georgia.

•	Awarded $220 million contract for the national headquarters of the Social Security Administration.

•	Awarded an initial six-month contract with a six-month renewal option by the Department of Homeland Security in Southern California which is expected to generate up to $29 million annual revenue.

•

Total contract pipeline of approximately $600 million, including approximately $320 million of contracts under bid and approximately $280 million of contracts for which bids have been solicited and are in preparation.

“The objective we set last year for 2007 of top line growth has been achieved with a 17.5% increase in revenue and total contract awards of $90 million. This amount has been significantly increased by three additional contracts awarded in the last ninety days for up to $306 million.” said Ronald Farrell, CEO, Tri-S Security Corp. “The focus remains on continuing this top line growth and improving our margins. Based on our current top line run rate, we expect revenues to increase between 57% and 68% to between $140 million and $150 million in 2008.”

“I am pleased with the changes we have made to the business to operate in the current environment,” Farrell added. “In addition we have obtained a new asset-based lending facility from our current senior lender which increases the maximum amount available to us to $25 million. So far in 2008, we have continued to maintain our flat operating costs and expect this trend to continue. Overall, we are extremely focused on continuing to grow our business and are excited about our opportunities during the coming year.”

Financial Discussion for Fourth Quarter and Year Ended December 31, 2007

During the fourth quarter of 2007, revenue for Tri-S grew 13.8% to $23.5 million from $20.7 million in the fourth quarter of 2006. The revenue increase was primarily the result of new contracts awarded to both Cornwall and Paragon. For the year 2007, revenue grew $13.2 million or 17.5% to $88.9 million as a result of new contract awards. Since 2004, Tri-S has grown revenue at a compound annual rate of 51.8%.

During 2007, Paragon was awarded six new contracts which were transitioned into operation during the latter part of the second quarter and the beginning of the third and fourth quarters. These new contracts and the new business obtained by Cornwall are responsible for driving the revenue growth at Tri-S.

The gross profit for the fourth quarter of 2007 was $0.8 million down from the $1.8 million gross profit in the fourth quarter of 2006. Gross profit for the year decreased to $5.5 million from $7.5 million in 2006. Both of these decreases were primarily due to start-up costs on new contracts and workers compensation adjustments totaling $0.8 million for the fourth quarter of 2007 and $2.8 million for the year. Selling, general and administrative costs were $3 million for both the fourth quarter of 2007 and 2006, while revenue rose in the fourth quarter of 2007 by

13.8% compared to the fourth quarter of 2006. These costs decreased to $11.4 million for the year compared with $11.7 million in 2006 while revenue increased for the same period by 17.5%. These costs represented 12.7% of revenue for the fourth quarter of 2007 down from 14.5% of revenue in the same quarter for 2006. For the year ended December 31, 2007, these same costs represented 12.8% of revenue down from 15.4% for the year ended December 31, 2006. The operating loss for the fourth quarter of 2007 was $2.4 million compared to an operating loss for the fourth quarter of 2006 of $1.4 million. The operating loss for the year was $6.8 million compared to $5.1 million in 2006. Both of these increases were primarily due to start-up costs on new contracts and workers compensation adjustments totaling $0.8 million for the quarter and $2.8 million for the year.

Net interest expense increased to $570,000 in the fourth quarter 2007 compared to $516,000 in the fourth quarter of 2006. For the year, interest expense decreased from $3.4 million in 2006 to $2.7 million in 2007.

EBITDA, as adjusted, was a loss of approximately $1.6 million for the fourth quarter of 2007 compared to a loss of $556,000 for the fourth quarter of quarter of 2006. For the year 2007, EBITDA, as adjusted, was a loss of $3.7 million compared to a loss of $1.8 million for 2006 (see “EBITDA, as adjusted” definition below). Both of these increases were mainly due to start up costs on new contracts and workers compensation adjustments totaling $0.8 million for the quarter and $2.8 million for the year. TRI-S’ net loss for the fourth quarter was $1.7 million compared to a net loss of $1.3 million in the fourth quarter of 2006. For the year, TRI-S’ net loss was $3.8 million, the same as 2006.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the three -month period ended December 31, 2007, and the twelve-month period ended December 31, 2007 and 2006 is attached to this press release.

Tri-S Security will host a conference call at 10:00 a.m. EDT on Thursday, March 27, 2008. The conference call may be accessed by dialing 877-879-6209 (within the United States) or 719-325-4774 (internationally). Participants should ask for the Tri-S Security 2007 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://trissecurity.com. The website may also be accessed at Thomson’s website at http://earnings.com. The webcast can be accessed through April 10, 2008 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/ default.asp. (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contact:

Tri-S Security Corporation

Ronald Farrell, Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel :

Booke and Company, Inc.

1-212 -490-9095

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Audited

(In thousands, except per share data)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Revenues	$23,507	$20,664	$88,943	$75,725

Cost of revenues:
Direct labor	15,006	13,115	56,681	47,353
Indirect labor and other contract support costs	7,271	5,280	25,173	19,256
Amortization of customer contracts	404	405	1,617	1,638

	22,681	18,800	83,471	68,247

Gross profit	826	1,864	5,472	7,478

Selling, general and administrative	2,981	2,987	11,370	11,682
Amortization of intangible assets	251	232	927	928

	3,232	3,219	12,297	12,610

Operating (loss)	(2,406)	(1,355)	(6,825)	(5,132)

Income from investment in Army Fleet Support, LLC	—	—	—	384

Other income (expense):
Interest expense, net	(570)	(441)	(2,454)	(3,134)
Interest on series C redeemable preferred stock	—	(75)	(211)	(300)
Gain on sale of Army Fleet Support, LLC	—	—	—	1,903
Other income	98	(102)	2,549	752

	(472)	(618)	(116)	(779)

Loss before income taxes	(2,878)	(1,973)	(6,941)	(5,527)

Income tax benefit	(1,173)	(662)	(3,120)	(1,694)

Net loss	$(1,705)	$(1,311)	$(3,821)	$(3,833)

Basic and diluted net (loss) per common share	$(0.46)	$(0.37)	$(0.91)	$(1.11)
Basic and diluted weighted average number of common shares	3,723	3,544	4,203	3,448

Tri-S Security Corporation and Subsidiaries

Balance Sheets

(In thousands, except per share data)

	Audited December 31, 2007	Audited December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$465	$66
Trade accounts receivable, net	13,993	13,313
Prepaid expenses and other assets	701	649

Total current assets	15,159	14,028

Property and equipment, less accumulated depreciation	476	597
Deferred taxes	482	—
Goodwill	16,078	16,078
Intangibles
Customer contracts	2,647	4,264
Deferred loan costs	515	1,143
Other	769	991

Total assets	$36,126	$37,101

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,983	$1,104
Other accrued expenses	895	1,227
Accrued salary and benefits	3,940	3,240
Factoring facility	11,625	7,506
Income taxes payable	586	1,269
10% convertible notes	7,473
Series C preferred stock subject to mandatory redemption	—	6,000
Long-term debt - current portion	8	284

Total current liabilities	26,510	20,630

Other liabilities:
10% convertible notes	—	7,273
Deferred income taxes	—	1,974
2007 term loan	2,500	—
Accrued interest expense - long term	353	400
Series D preferred stock subject to mandatory redemption	1,500	—

	4,353	9,647

Total liabilities	30,863	30,277

Stockholders’ equity:	4	3
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,248,704 and 3,503,280 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively

Treasury stock	(105)	(105)
Additional paid-in capital	16,368	14,109
Retained deficit	(11,004)	(7,183)

Total stockholders’ equity	5,263	6,824

Total liabilities and stockholders’ equity	$36,126	$37,101

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Audited

(In thousands)

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Cash flow from operating activities:
Net (loss)	$(3,821)	$(3,833)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Gain on Paragon settlement	(1,888)	—
Gain on Cornwall settlement	(250)	—
Gain on sale of non-core assets	—	(2,381)
Payment made for Paragon settlement	(1,250)	—
Income from joint venture, net	—	(384)
Bad debt expense	488	59
Depreciation and amortization	2,920	2,909
Deferred income tax benefits	(2,456)	(3,095)
Common shares, options and warrants in exchange for services and interest	238	377
Non-cash interest expense	837	875
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	(1,168)	(2,345)
Prepaid expenses and other assets	(52)	418
Trade accounts payable	878	(95)
Accrued liabilities	319	(1,486)
Income taxes payable	(683)	1,426

Net cash (used) by operating activities	(5,888)	(7,555)

Cash flow from investing activities:
Acquisition of subsidiary, net of cash acquired		(3)
Proceeds from sale of investment in joint venture	—	10,810
Distributions from investment in joint venture	—	175
Proceeds from sale of assets	—	1,301
Purchase of property and equipment	(254)	(203)

Net cash provided (used) by investing activities	(254)	12,080

Cash flow from financing activities:
Proceeds from exercise of stock options		9
Proceeds from factoring facility, net	4,119	315

Proceeds of (repayments on) of term loans	2,500	(5,092)
Deferred financing costs	(78)	(43)
Deferred initial public offering costs	—	(111)

Net cash provided (used) by financing activities	6,541	(4,922)

Net increase (decrease) in cash and cash equivalents	399	(397)
Cash and cash equivalents at beginning of period	66	463

Cash and cash equivalents at end of period	$465	$66

Supplemental disclosures of cash flow information:
Interest paid	$1,850	$1,873
Income taxes paid	$15	$149
Satisfaction of officer note through issuance of treasury stock	$—	$105

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Net Loss	$(1,705)	$(1,311)	$(3,821)	$(3,833)

Adjustments:
Income tax expense (benefit)	(1,173)	(662)	(3,120)	(1,694)
Interest expense, net	570	441	2,454	3,134
Interest on preferred stock subject to mandatory redemption	—	75	211	300
Gain on sale of assets	—	—	(1,888)	(2,381)
Other income/(expense)	(98)	102	(661)	(274)
Income from Investment in Army Fleet Support, LLC	—	—	—	(384)
Amortization of intangible assets	252	232	928	942
Amortization of customer contracts	404	405	1,617	1,624
Depreciation	108	84	375	341
Non-cash stock based compensation	74	78	236	377

EBITDA, as adjusted	$(1,568)	$(556)	$(3,669)	$(1,848)